Exhibit 10.5

TIMKENSTEEL CORPORATION
Deferred Shares Agreement

WHEREAS, __________ (“Grantee”) is an employee of TimkenSteel Corporation (the “Company”) or a Subsidiary; and
WHEREAS, the grant of Deferred Shares evidenced hereby was authorized by a resolution of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company that was duly adopted on February 13, 2019 (the “Date of Grant”), and the execution of a Deferred Shares Agreement in the form hereof (this “Agreement”) was authorized by a resolution of the Committee duly adopted on the same date.
NOW, THEREFORE, pursuant to the Company’s Amended and Restated 2014 Equity and Incentive Compensation Plan (the “Plan”) and subject to the terms and conditions thereof, in addition to the terms and conditions of this Agreement, the Company confirms to Grantee the grant of the right to receive (i) _____ Common Shares and (ii) dividend equivalents payable in cash on a deferred basis (the “Deferred Cash Dividends”) with respect to the Common Shares covered by this Agreement. All terms used in this Agreement with initial capital letters that are defined in the Plan and not otherwise defined herein have the meanings assigned to them in the Plan.

1.	Five-Year Vesting of Awards.

(a)
Normal Vesting: Subject to the terms and conditions of Sections 2 and 3 hereof, Grantee’s right to receive the Common Shares covered by this Agreement and any Deferred Cash Dividends accumulated with respect thereto shall become nonforfeitable on the fifth anniversary of the Date of Grant if Grantee has been in the continuous employ of the Company or a Subsidiary from the Date of Grant until the date of said fifth anniversary.

For purposes of this Agreement, Grantee’s continuous employment with the Company or a Subsidiary shall not be deemed to have been interrupted, and Grantee shall not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of any transfer of employment between or among the Company and its Subsidiaries.

(b)
Vesting Upon Retirement with Consent: In the event Grantee should retire with the Company’s consent prior to the fifth anniversary of the Date of Grant, then, subject to the payment provisions of Section 5 hereof, Grantee’s right to receive the Common Shares covered by this Agreement, along with any Deferred Cash Dividends accumulated with respect thereto, shall become nonforfeitable in accordance with the terms and conditions of Section 1(a) as if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the date of the fifth anniversary of the Date of Grant or the occurrence of an event referenced in Section 2, whichever occurs first.

As used herein, “retirement with the Company’s consent” means: (i) the retirement of Grantee prior to age 62 and eligible to retire under a retirement plan of the Company or a Subsidiary, if the Board or the Committee determines that his or her retirement is for the convenience of the Company or a Subsidiary, or (ii) the retirement of Grantee at or after age 62 and eligible to retire under a retirement plan of the Company or a Subsidiary.

2.	Alternative Vesting of Awards.
Notwithstanding the provisions of Section 1 hereof, and subject to the payment provisions of Section 5 hereof, Grantee’s right to receive the Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto may become nonforfeitable if any of the following circumstances apply:

(a)
Death or Disability: Grantee’s right to receive the Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto shall become nonforfeitable immediately if Grantee dies or becomes permanently disabled while in the employ of the Company or any Subsidiary. If Grantee dies or becomes permanently disabled during the period that Grantee is deemed to be in the continuous employ of the Company or a Subsidiary pursuant to Sections 1(b), 2(c) or 2(d), then the Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto will become nonforfeitable immediately, except that, to the extent Section 2(d) applies, the Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto will become nonforfeitable immediately only to the extent the Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto would have become nonforfeitable during the severance period.

As used herein, “permanently disabled” means that Grantee has qualified for long-term disability benefits under a disability plan or program of the Company or a Subsidiary or, in the absence of a disability plan or program of the Company or a Subsidiary, under a government-sponsored disability program and is “disabled” within the meaning of Section 409A of the Code. As used in this Agreement, “Code” means the Internal Revenue Code of 1986, as amended, including any regulations or any other formal guidance promulgated by the U.S. Department of the Treasury or the Internal Revenue Service with respect to the sections of the Code referenced in this Agreement.

(b)	Change in Control:

(i)
Upon a Change in Control occurring during the five-year period described in Section 1(a) above while Grantee is an employee of the Company or a Subsidiary, to the extent the Common Shares covered by this Agreement and any Deferred Cash Dividends accumulated with respect thereto have not been forfeited, the Common Shares covered by this Agreement and any Deferred Cash Dividends accumulated with respect thereto shall become nonforfeitable immediately (except to the extent a Replacement Award is provided to Grantee for such Common Shares and Deferred Cash Dividends). If Grantee is deemed to be in the continuous employ of the Company or a Subsidiary pursuant to Sections 1(b), 2(c) or 2(d), upon a Change in Control prior to the fifth anniversary of the Date of Grant, then the Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto will become nonforfeitable immediately, except that, to the extent Section 2(d) applies, the Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto will become nonforfeitable immediately only to the extent the Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto would have become nonforfeitable during the severance period.

(ii)
As used herein, a “Replacement Award” means an award (A) of service-based deferred shares, (B) that has a value at least equal to the value of the Common Shares covered by this Agreement and any Deferred Cash Dividends accumulated with respect thereto, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control (or another entity that is affiliated with the Company or its successor following the Change in Control), (D) the tax consequences of which, under the Code, if Grantee is subject to U.S. federal income tax under the Code, are not less favorable to Grantee than the tax consequences relative to the Common Shares covered by this Agreement and any Deferred Cash Dividends accumulated with respect thereto, (E) that vests in full upon a termination of Grantee’s employment with the Company or a Subsidiary or their successors in a Change in Control (or another entity that is affiliated with the Company or a Subsidiary or their successors following the Change in Control) (as applicable, the “Successor”) for Good Reason by Grantee or without Cause by such Successor, or upon the death of Grantee or Grantee becoming permanently disabled, within a period of two years after the Change in Control, and (F) the other terms and conditions of which are not less favorable to Grantee than the terms and conditions of the Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it conforms to the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B) or otherwise does not result in the Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto, or Replacement Award, failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 2(b)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(iii)
For purposes of Section 2(b)(ii), “Cause” will be defined not less favorably with respect to Grantee than: any intentional act of fraud, embezzlement or theft in connection with the Grantee’s duties with the Successor, any intentional wrongful disclosure of secret processes or confidential information of the Successor, or any intentional wrongful engagement in any competitive activity that would constitute a material breach of Grantee’s duty of loyalty to the Successor, and no act, or failure to act, on the part of Grantee shall be deemed “intentional” unless done or omitted to be done by Grantee not in good faith and without reasonable belief that Grantee’s action or omission was in or not opposed to the best interest of the Successor; provided, that for any Grantee who is party to an individual severance or employment agreement defining Cause, “Cause” will have the meaning set forth in such agreement. Also for purposes of Section 2(b)(ii), “Good Reason” means a material reduction in the nature or scope of the responsibilities, authorities or duties of Grantee attached to Grantee’s position held immediately prior to the Change in Control, a change of more than 60 miles in the location of Grantee’s principal office immediately prior to the Change in Control, or a material reduction in Grantee’s remuneration upon or after the Change in Control; provided, that no later than 90 days following an event constituting Good Reason Grantee gives notice to the Successor of the occurrence of such event and the Successor fails to cure the event within 30 days following the receipt of such notice.

(iv)
Notwithstanding anything in this Agreement to the contrary, if a Replacement Award is provided, any outstanding Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto which at the time of a Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be nonforfeitable at the time of such Change in Control.

(c)
Divestiture: If Grantee’s employment with the Company or a Subsidiary terminates as the result of a divestiture, then the Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto shall become nonforfeitable in accordance with the terms and conditions of Section 1(a) as if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the fifth anniversary of the Date of Grant or the occurrence of a circumstance referenced in Sections 2(a) or 2(b), whichever occurs first.

As used herein, the term “divestiture” means a permanent disposition to a Person other than the Company or any Subsidiary of a plant or other facility or property at which Grantee performs a majority of Grantee’s services whether such disposition is effected by means of a sale of assets, a sale of Subsidiary stock or otherwise.

(d)
Layoff: If (i) Grantee’s employment with the Company or a Subsidiary terminates as the result of a layoff and (ii) Grantee is entitled to receive severance pay pursuant to the terms of any severance pay plan of the Company in effect at the time of Grantee’s termination of employment that provides for severance pay calculated by multiplying Grantee’s base compensation by a specified severance period, then Grantee’s right to receive the Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto shall become nonforfeitable in accordance with the terms and conditions of Section 1(a) as if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the end of the severance period or the occurrence of a circumstance referenced in Sections 2(a) or 2(b), whichever occurs first. Notwithstanding the foregoing, in the event Grantee’s employment is terminated as a result of layoff after Grantee becomes eligible for retirement at or after age 62 and eligible to retire under a retirement plan of the Company or a Subsidiary, then Section 1(b) shall govern.

As used herein, “layoff” means the involuntary termination by the Company or any Subsidiary of Grantee’s employment with the Company or any Subsidiary due to (i) a reduction in force leading to a permanent downsizing of the salaried workforce, (ii) a permanent shutdown of the plant, department or subdivision in which Grantee works, (iii) an elimination of position or (iv) any or no reason, except for Cause, at the Company’s discretion; provided that a termination under clause (iv) shall constitute a “layoff” for purposes of this Agreement only (A) upon the prior approval of the Compensation Committee in the case of an executive officer, or (B) upon the prior approval of the Executive Vice President Organizational Advancement & Corporate Relations or the Executive Vice President & General Counsel in the case of any other terminated Optionee.

3.	Forfeiture of Awards. Grantee’s right to receive the Common Shares covered by this Agreement and any Deferred Cash Dividends accumulated with respect thereto shall be forfeited automatically and without further notice on the date Grantee ceases to be an employee of the Company or a Subsidiary prior to the fifth anniversary of the Date of Grant for any reason other than as described in Sections 1 or 2 hereof. In the event Grantee intentionally commits an act that the Committee determines to be materially adverse to the interests of the Company or a Subsidiary, Grantee’s right to receive the Common Shares covered by this Agreement and any Deferred Cash Dividends accumulated with respect thereto shall be forfeited at the time of that determination notwithstanding any other provision of this Agreement.

4.
Crediting of Deferred Cash Dividends. With respect to each of the Common Shares covered by this Agreement, Grantee shall be credited on the records of the Company with Deferred Cash Dividends in an amount equal to the amount per share of any cash dividends declared by the Board on the outstanding Common Shares during the period beginning on the Date of Grant and ending on the date on which Grantee receives payment of the Common Shares covered by this Agreement pursuant to Section 5 hereof, or at the time the Common Shares covered by this Agreement are forfeited in accordance with Section 3 of this Agreement. The Deferred Cash Dividends shall accumulate without interest.

5.	Payment of Awards.

(a)
General: Subject to Section 3 and Section 5(b), payment for the Common Shares covered by this Agreement that are nonforfeitable and any Deferred Cash Dividends accumulated with respect thereto will be made within 10 days following the fifth anniversary of the Date of Grant.

(b)
Other Payment Events: Notwithstanding Section 5(a), to the extent the Common Shares covered by this Agreement are nonforfeitable on the dates set forth below, payment with respect to the Common Shares covered by this Agreement that have become nonforfeitable and any Deferred Cash Dividends accumulated with respect thereto will be made as follows:

(i)
Change in Control. Upon a Change in Control, Grantee is entitled to receive payment for the Common Shares covered by this Agreement that are nonforfeitable and any Deferred Cash Dividends accumulated with respect thereto on the date of the Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and where Section 409A of the Code applies to such distribution, Grantee is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to Sections 5(a) or 5(b)(ii) as though such Change in Control had not occurred.

(ii)
Death or Disability. On the date of Grantee’s death or the date Grantee becomes permanently disabled, Grantee is entitled to receive payment for the Common Shares covered by this Agreement that are nonforfeitable and any Deferred Cash Dividends accumulated with respect thereto on such date.

6.
Compliance with Law. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any of the Common Shares covered by this Agreement or pay any Deferred Cash Dividends accumulated with respect thereto if the issuance or payment thereof would result in violation of any applicable law or regulation. To the extent the Ohio Securities Act shall be applicable to this Agreement, the Company shall not be obligated to issue any of the Common Shares or other securities covered by this Agreement or pay any Deferred Cash Dividends accumulated with respect thereto unless such Common Shares and Deferred Cash Dividends are (a) exempt from registration thereunder, (b) the subject of a transaction that is exempt from compliance therewith, (c) registered by description or qualification thereunder or (d) the subject of a transaction that shall have been registered by description thereunder.

7.
Transferability. Neither Grantee’s right to receive the Common Shares covered by this Agreement nor his or her right to receive any Deferred Cash Dividends is transferable by Grantee except by will or the laws of descent and distribution upon Grantee’s death. Any purported transfer in violation of this Section 7 is null and void, and the purported transferee shall obtain no rights with respect to the purported transfer.

8.
Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Grantee).

9.
Adjustments. Subject to Section 13 of the Plan, the Committee shall make any adjustments in the number or kind of shares of stock or other securities covered by this Agreement, or in any other terms of this award, that the Committee may determine to be equitably required to prevent any dilution or expansion of Grantee’s rights under this Agreement that otherwise would result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, separation, reorganization or partial or complete liquidation involving the Company or (c) other transaction or event having an effect similar to any of those referred to in subsection (a) or (b) herein. Furthermore, in the event any transaction or event described or referred to in the immediately preceding sentence shall occur, the Committee shall provide in substitution of any or all of Grantee’s rights under this Agreement such alternative consideration as the Committee may determine in good faith to be equitable under the circumstances.

10.
Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any delivery of Common Shares to Grantee, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such delivery that Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. Grantee may elect that all or any part of such withholding requirement be satisfied by retention by the

Company of a portion of the Common Shares delivered to Grantee. If such election is made, the shares so retained shall be credited against such withholding requirement at the Market Value per Share on the date of such delivery.

11.	Detrimental Activity and Recapture.

(a)
Notwithstanding anything in this Agreement, in the event that, as determined by the Committee, Grantee engages in Detrimental Activity during employment with the Company or a Subsidiary, the Common Shares covered by this Agreement and any Deferred Cash Dividends accumulated with respect thereto will be forfeited automatically and without further notice at the time of that determination. As used herein, “Detrimental Activity” means:

(i)
engaging in any activity, as an employee, principal, agent, or consultant for another entity that competes with the Company in any actual, researched, or prospective product, service, system, or business activity for which Grantee has had any direct responsibility during the last two years of his or her employment with the Company or a Subsidiary, in any territory in which the Company or a Subsidiary manufactures, sells, markets, services, or installs such product, service, or system, or engages in such business activity;

(ii)	soliciting any employee of the Company or a Subsidiary to terminate his or her employment with the Company or a Subsidiary;

(iii)
the disclosure to anyone outside the Company or a Subsidiary, or the use in other than the Company or a Subsidiary’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company and its Subsidiaries, acquired by Grantee during his or her employment with the Company or its Subsidiaries or while acting as a director of or consultant for the Company or its Subsidiaries thereafter;

(iv)
the failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by Grantee during employment by the Company and any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary to secure a patent where appropriate in the United States and in other countries;

(v)
activity that results in Termination for Cause. As used herein, “Termination for Cause” means a termination: (A) due to Grantee’s willful and continuous gross neglect of his or her duties for which he or she is employed; or (B) due to an act of dishonesty on the part of Grantee constituting a felony resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of the Company or a Subsidiary; or

(vi)
any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary unless Grantee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

(b)
If a Restatement occurs and the Committee determines that Grantee is personally responsible in whole or in part for causing the Restatement as a result of Grantee’s personal misconduct or any fraudulent activity on the part of Grantee, then the Committee has discretion to, based on applicable facts and circumstances and subject to applicable law, cause the Company to recover all or any portion (but no more than 100%) of the Common Shares covered by this Agreement and any Deferred Cash Dividends accumulated with respect thereto earned or payable to Grantee for some or all of the years covered by the Restatement. The amount of any earned or payable Common Shares covered by this Agreement and any Deferred Cash Dividends accumulated with respect thereto recovered by the Company shall be limited to the amount by which such earned or payable Common Shares and Deferred Cash Dividends exceeded the amount that would have been earned by or paid to Grantee had the Company’s financial statements for the applicable restated fiscal year or years been initially filed as restated, as reasonably determined by the Committee. The Committee shall also determine whether the Company shall effect any recovery under this Section 11(b) by: (i) seeking repayment from Grantee; (ii) reducing, except with respect to any non-qualified deferred compensation under Section 409A of the Code, the amount that would otherwise be payable to Grantee under any compensatory plan, program or arrangement maintained by the Company (subject to applicable law and the terms and conditions of such plan, program or arrangement); (iii) by withholding, except with respect to any non-qualified deferred compensation under Section 409A of the Code, payment of future increases in compensation (including the payment of any discretionary bonus amount) that would otherwise have been made to Grantee in accordance with the Company’s compensation practices; or (iv) by any combination of these alternatives. As used herein, “Restatement” means a restatement (made within 36 months of the publication of the financial statements that are required to be restated) of any part of the Company’s financial statements for any fiscal year or years beginning with the year in which the Date of Grant occurs due to material noncompliance with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year or years.

12.
No Right to Future Awards or Employment. This award is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards. This award and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing in this Agreement gives Grantee any right to continue employment with the Company or any Subsidiary, as the case may be, or limits in any way whatsoever any right that the Company or a Subsidiary may otherwise have to terminate Grantee’s employment at any time.

13.
Relation to Other Benefits. Any economic or other benefit to Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which Grantee may be entitled under any profit‑sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

14.
Processing of Information. Information about Grantee and Grantee’s award of Common Shares and Deferred Cash Dividends may be collected, recorded and held, used and disclosed for any purpose related to the administration of the award. Grantee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within Grantee’s country or elsewhere, including the United States of America. Grantee consents to the processing of information relating to Grantee and Grantee’s receipt of the Common Shares and Deferred Cash Dividends in any one or more of the ways referred to above.

15.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that subject to the provisions of Section 8 hereof no amendment shall adversely affect the rights of Grantee with respect to either the Common Shares or other securities covered by this Agreement or the Deferred Cash Dividends without Grantee’s consent.

16.
Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision in any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.

17.	Governing Law. This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Ohio.

18.	Relation to Plan. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.
[SIGNATURES ON FOLLOWING PAGE]

This Agreement is executed by the Company on this ___ day of ____________, 20___.
TimkenSteel Corporation

By:
Frank A. DiPiero
Executive Vice President, General
Counsel and Secretary

The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts the right to receive the Common Shares or other securities covered hereby and any Deferred Cash Dividends accumulated with respect thereto, subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.

Grantee

Date: